Answers Corporation

1st Quarter 2010 Conference Call Script

8:30AM EDT, May 3, 2010

Participants:

Robert S. Rosenschein, Chairman and Chief Executive Officer

Steve Steinberg, Chief Financial Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning and welcome to our call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Bob Rosenschein, Chairman and CEO, who will present the prepared remarks, and Steve Steinberg, CFO. This call is being webcast and will be available for replay.

Before we begin today, we would like to remind you that our prepared remarks contain forward-looking statements and that management may make additional forward-looking statements in response to questions. These statements are based on current expectations, forecast assumptions, risks and uncertainties, and do not guarantee future performance. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important risks, among others, are our ability to maintain or improve monetization rates, particularly in light of the current challenging economic environment; drops in traffic caused primarily by search engines algorithm changes; maintaining our relationship with Google, Answers.com’s most important provider of ads and source of revenue, potential claims that we are infringing the intellectual property rights of any third party and many other risks, as disclosed from time to time in our SEC filings.

We will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We have provided a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and a list of reasons why we use non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

Finally, all information shared on this call is as of May 3, 2010, and we do not intend and assume no obligation to update such information.

And with that, I would like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and welcome to our earnings call. I’d like to share with you where we stand today and, more importantly, our plan and vision to strengthen Answers.com in the exciting industry environment going forward.

First, Q1 financial highlights.

•	Revenue came in at $5.73 million, a 21% improvement year-over-year.

•	Traffic was up 41% year-over-year, to 11.7 million average daily page views.

•	Adjusted EBITDA was $1.84 million, up 6% year-over-year, which equals a 32% margin.

•	GAAP operating income was $1.23 million, up 12% year-over-year.

•	Our cash and marketable securities rose to $24.4 million, largely due to $1.57 million in cash from operations.

The Q&A space has really heated up recently, and that spells excellent news for Answers.com, because we moved into the space earlier than most and have amassed considerable market advantages of scale: community size, database size—8¼ million answers, and Google page rank. We are very well positioned to meet the competition and continue to make Answers.com the best online Q&A resource for consumers.

Our U.S. audience size in March was 51.2 million unique visitors, ranking us #18 on the comScore charts, right ahead of Craigslist and the Weather Channel. Globally, our monthly unique visitors were 76 million, making Answers.com the 33rd highest site worldwide.

International remains one of our biggest opportunities. We spent close to $300 thousand in Q1 translating questions and answers into our four European languages, and ended the quarter averaging a little over 50,000 page views per day combined from these languages.  We continue to see meaningful promise in these efforts, though you should not expect material revenue contribution before 2011.

But these milestones are not the only reasons we’re so excited. As impressive as our comScore rank is, it only demonstrates significant revenue upside that we have not yet tapped. Our true opportunity lies in harnessing our position to extend user engagement and add new traffic.

So what is our strategy and what are we going to do differently going forward to dominate the Q&A space in a newly competitive environment?

The answer to that question lies in four words: quality, mobile, social, and API.

The biggest factor in satisfying users is simply the quality of our content, and I’m going to return to this at length later. But first let me list the other areas we are excited about...

First, mobile. It doesn’t take a Steve Jobs to observe that mobile Web usage and apps are absolutely exploding. According to AdMob, the number of monthly mobile ad requests is up over 600% between September 2007 and September 2009. Facebook alone claims to have over 100 million monthly mobile users, and growing. The Apple iPhone dominates Mobile Apps usage today, but smartphones based on Google Android are taking off very fast, too.

Therefore, I am very pleased to inform you that we are moving beyond desktop answers and specifically that we expect to release a Mobile Web version of Answers.com later this month.

In addition, specifically, we expect to have an innovative Answers.com Mobile App, initially for iPhone, around the end of the summer, beginning of the school year.

Though mobile does not presently monetize as lucratively as the desktop, this is still a fantastic opportunity to expand our user-base, our data-base, our brand, and diversify to reduce dependence on search engines. We are in the quick-information-on-demand business—Answers.com helps people feel smarter--and increasingly, people may not be at their computers when they require an answer.

Second, Social Media. The other sea-change we are witnessing today is the shift of the Web towards social networking and social media sites, mainly Facebook. Users are spending more and more time connecting with and following their friends—discovering what their friends find interesting instead of visiting search engines like Google and portals like Yahoo! The social web does not diminish the importance of Google and search so much as it adds new layers and opportunities for consumers to discover content, people, and products that matter to them.

This is a considerable potential new source of visitors to Answers.com, over time. Specifically, we are very pleased about our recent Twitter alpha release, and the coverage in TechCrunch. Here’s how it works. You tweet a question to @AnswersDotCom, and our system will analyze it and tweet you back a message automatically if we have the answer, and offer you the chance to post the question to our community, if we don’t.

On the Facebook front, we are already encouraging users to sign in to Answers.com using their Facebook login ID. Specifically, we just released our first connector to Facebook’s new Open Social.  It will allow users to mark pages on Answers.com that they like, and their Facebook friends can see them, too. We plan to follow this with Recommendation and Activity boxes and with increased integration of a user’s activities into his or her Facebook newsfeeds.

Third, A.P.I. Let me spell out the third element in our new strategy. Specifically, we have been developing what’s called an Application Programmer’s Interface, or API. It empowers 3rd-party software developers to create their own applications connecting to Answers.com, so that they can enhance, automate, mashup, and invent new user functionality. And we will encourage developers and our community alike to develop apps.

We are creating an answers platform which will ultimately supply unique value to our users and partners.

We are super-excited about the potential of mobile, social media, and the API to grow our business over time, but let’s set expectations correctly for near-term financial performance. We see 2010 as laying the firm groundwork for contribution in 2011 and beyond.

Now let’s switch gears and drill down into more detail on financial results for the first quarter.

Overall Answers.com revenues were $5.73 million—78% from WikiAnswers and 22% from ReferenceAnswers. Overall average daily page views were 11.7 million, up 41% year-over-year. WikiAnswers’ average daily page views were 9 million, up 69% year-over-year. ReferenceAnswers traffic in Q1 2010 was up 7% year-over-year, if you exclude the Google definition link traffic in Q1 2009. Our WikiAnswers and ReferenceAnswers RPM in Q1 were $5.55 and $4.94, respectively.

Adjusted operating expenses were $3.89 million in Q1, compared to $3.63 million in Q4, a net increase of $260 thousand. The net increase resulted from many items that rose or decreased, but I do want to point out that we spent close to $300,000 in the first quarter translating our English-language Q&A into French, Italian, German and Spanish, for purposes of seeding our four foreign-language versions, which is $200,000 more than the previous quarter. This quarter, we have budgeted roughly $100,000 for new translation. We view this spend as a longer-term investment that will bear fruits in 2011.

Adjusted EBITDA this quarter was $1.84 million. Our Adjusted EBITDA margin, 32%, remains attractive. Q2 margins will be lower, but we generally plan to grow our expenses carefully in 2010, including translations, with an eye towards maintaining healthy margins.

Cash, marketable securities and short-term investments as of March 31 were approximately $24.4 million, approximately $1.4 million higher than at the end of Q4. The net increase stems mostly from cash from operations of $1.57 million. Our headcount rose from 86 to 90 during the quarter – 3 of the 4 new hires were in Engineering to help us advance new product initiatives.

Based on traffic trends in April, we believe that Q2 traffic will be moderately weaker than Q1. RPM’s were also soft in April, down roughly 7% compared to Q1. We are addressing monetization with new initiatives. Specifically we are currently working on a wide right-rail display ad in our page design, which we expect will augment our RPM’s when we launch it this summer. Also, specifically, we have added a partner-powered video-answers page, with its own ads. Currently it is receiving traffic only from ReferenceAnswers, but we anticipate driving traffic to it also from WikiAnswers by the end of this month. We’re excited about this video project, and we will continue to experiment and iterate our video offering.

Now, as promised, let’s return and hone in on our critical quality initiatives...

The WikiAnswers database of questions and answers continues to grow at a prodigious rate. In fact, it isn't possible for our wonderful volunteers or paid staff to keep up with the flood of content. This is actually typical of successful user-generated content sites; it becomes both necessary and natural to automatically enable the broader population of users, even the more casual ones, to easily curate their own corner of our database.

Reputation systems - or using numeric scores to determine the relative value of content or of contributors - play a pivotal role in enabling our 4¾ -million-strong registered users to  help us achieve our primary database improvement goal for this year: To increase the quality, not just the quantity, of contributions on WikiAnswers. We are working on reputation systems to identify and surface, via our own pages and SEO, the very best questions and answers. We expect this focus will improve our search engine performance and, by extension, our revenue. And though we already have a points-based reputation system for users, we'll shift our focus by creating new karmas (people reputations) in order to empower them automatically to curate the database items that matter to them most, again building and contributing to overall database quality.

This is a fundamental shift - away from volume and toward quality.

In conclusion, short-term challenges notwithstanding, having the 18th biggest audience in the U.S., according to comScore, puts Answers.com in a perfect position to exploit new avenues of growth. Particularly, we believe that the new areas of reputation, social media and mobile, combined with the API platform initiative and ongoing internationalization, will strengthen and propel us to the next level of shareholder value. We could not be more excited about Answers.com’s business potential over the coming quarters and years.

With that, thank you very much, and I’ll turn it over for any questions...